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                                  PRESS RELEASE
                     FOR RELEASE MARCH 21, 2007 AT 4:00 P.M.

                          For More Information Contact
                          David Meadows (410-248-1121)
                               BCSB Bankcorp, Inc.

               BCSB BANKCORP ANNOUNCES BALANCE SHEET RESTRUCTURING

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Maryland, announced today that the Company will restructure its balance sheet in order to reduce its interest rate risk, improve its interest rate spread and enhance its capital ratios.

President Joseph Bouffard stated that the restructuring of the balance sheet by reducing the investment portfolio and paying off Federal Home Loan Bank advances is part of the Bank's overall business plan to reduce interest rate risk and improve profitability going forward. The restructuring is a necessary step to improve the Bank's profitability as we move forward with the second step conversion process to enable us to compete more effectively in our market place.

As part of this initiative, the Bank will sell approximately $180 million of mortgage-backed securities and investment securities with an average yield of 3.51% and will use the majority of the proceeds from these sales to prepay $104 million of Federal Home Loan Bank advances with an average cost of 4.97%. The remainder of the proceeds from the sale of mortgage-backed securities and investment securities initially will be invested in overnight deposits with the Federal Home Loan Bank of Atlanta and used, over time, to fund outflows of certificate of deposit accounts expected to occur as the Bank seeks to reduce its use of certificates of deposits as a funding source.

In addition, the Bank will sell $73.9 million of mutual funds and fixed-rate single-family mortgage loans with a weighted average yield of about 5.11%. Approximately 75% of the proceeds from these sales will be used to purchase investment securities with an anticipated approximate yield of 5.55%. The remaining proceeds from the sale of single-family mortgage loans will be used to originate commercial mortgage loans as opportunities to do so become available.

In connection with this balance sheet restructuring, the Company will incur an after-tax charge to income of $4.8 million during the three months ending March 31, 2007. It is anticipated that the restructuring will eventually decrease the Company's total assets by approximately $175 million.

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In addition, the Company announced that the Company and the Bank have made certain commitments to the Office of Thrift Supervision, including commitments that the Bank will not pay any dividend to the Company and the Company will not incur any debt without prior Office of Thrift Supervision approval and commitments to implement certain policies and procedures.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.